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                                                                   Exhibit 10.28

                      DIRECTORS' COMPENSATION SUMMARY SHEET

      Upon the recommendation of the Compensation Committee of the Board of Directors of Reinsurance Group of America, Incorporated, in January, 2004, the Board of Directors approved the payment of the following compensation to each director who is not an employee of the Company, MetLife or any subsidiaries of such companies (a "Non-Employee Director") in respect of his/her service on the
Board:

  (1) an annual retainer fee of $24,000 (except the chair of the Audit Committee, who is compensated as described below);

  (2) an annual retainer fee of $32,000 for the Chair of the Audit Committee;

  (3) a fee of $1,200 for each Board meeting attended in person;

  (4) a fee of $600 for each telephonic Board meeting attended;

  (5) a fee of $750 for each committee meeting attended in person (except the committee chairman, who is paid $1,200 for each committee meeting attended);

  (6) a fee of $375 for each telephonic committee meeting attended (except the committee chairman, who is paid $600 for each committee meeting attended); and

  (7) reimbursement of customary expenses for attending Board, committee and shareholder meetings.

      Of the $ 24,000 annual retainer paid to Non-Employee Directors ($32,000 for the chair of the Audit Committee), $12,000 is paid in shares of the Company's Common Stock on the date of the regular Board meeting in January of each year, and the balance of $12,000 ($20,000 for the chair of the Audit Committee) is paid in cash. Also on the date of the regular Board meeting in January, each Non-Employee Director (other than the Chairman) will be granted 1,200 restricted shares of Common Stock. The restricted shares will vest one-third per year for three years.

      The Chairman of the Board (if qualified as a Non-Employee Director) receives an annual retainer of $32,000, which consists of $16,000 paid in shares of the Company's Common Stock on the date of the regular Board meeting in January, with the balance paid in cash. The Chairman (if qualified as a Non-Employee Director) will be granted1,600 restricted shares of Common Stock on the same terms as other directors.